Exhibit (d)(10)

WAIVER AGREEMENT

This Waiver Agreement (“Agreement”) dated as of the 19th day of September, 2005 by and between Commerce Investments Advisors, Inc. (“Commerce”), the investment adviser to the International Equity Fund (the “Fund”) of The Commerce Funds, and Alliance Capital Management L.P. (the “Sub-Adviser”), which serves as the investment sub-adviser to the Fund pursuant to the Sub-Advisory Agreement (“Sub-Advisory Agreement”) between the Sub-Adviser and Commerce dated as of September 19, 2005, as amended.

BACKGROUND

The parties to this Agreement wish to limit investment sub-advisory fees of the Fund hereto in order to improve its performance.

AGREEMENT

THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. The Sub-Adviser shall limit its sub-advisory fees under the Sub-Advisory Agreement with respect to the Fund so that the sub-advisory fees will not exceed 0.58% of the Fund’s average daily net assets until the earlier of (1) the Fund’s assets are in excess of $150,000,000 and (2) the eighteen-month anniversary of the Sub-Advisory Agreement. On the last day of the calendar month following whichever of these events occurs first, the waiver described in this paragraph 1 shall expire and the sub-advisory fees under the Sub-Advisory Agreement will adjust to the schedule set forth in the Sub-Advisory Agreement.

2. The Sub-Adviser acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees that are the subject of this Agreement at any time in the future.

3. This Agreement shall remain in effect until the last day of the calendar month following the first of the two events set forth in paragraph 1 of this Agreement to occur.

4. Except as modified herein, the Sub-Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

5. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

COMMERCE INVESTMENT ADVISORS, INC.		ALLIANCE CAPITAL MANAGEMENT L.P.

		By:	Alliance Capital Management Corporation, its general partner

By:	/S/ LARRY FRANKLIN	By:	/S/ LOUIS T. MANGAN
	Name: Larry Franklin Title: President		Name: Louis T. Mangan Title: Assistant Secretary

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